Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Steve Tanner
Executive VP, Chief Financial Officer
Real Mex Restaurants, Inc.
562-346-1202
steve.tanner@realmexrestaurants.com

Real Mex Restaurants, Inc. Prices Private Placement of $130 Million of
14% Senior Secured Notes Due 2013

Cypress, July 1, 2009 – Real Mex Restaurants, Inc. (“RMR”) announced today the pricing of $130 million of senior secured notes. The 14% notes mature on January 1, 2013, and were priced at 90% of the principal amount to yield 17.983%. The offering is expected to settle and close on July 7, 2009, subject to customary closing conditions.

RMR intends to use the net proceeds from the offering to repay its existing senior secured notes, pay related fees and expenses of the transaction and to use the balance, if any, for general corporate purposes.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. RMR plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to persons outside the United States pursuant to Regulation S and to institutional accredited investors within the meaning of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Real Mex
Headquartered in Cypress, California, Real Mex Restaurants is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 189 company owned restaurants, 155 in California and an additional 34 in 12 other states. They include 70 El Torito Restaurants, 68 company-owned Chevys Fresh Mex® Restaurants, 32 Acapulco Mexican Restaurants, 9 El Torito Grill Restaurants, 2 Sinigual Restaurants, the Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts such as Who-Song and Larry’s, Casa Gallardo and El Paso Cantina.

Real Mex Restaurants is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable and friendly environment. For more information please visit the company’s Web site at www.realmexrestaurants.com